Exhibit 10.0

                         MARKETING CONSULTANT AGREEMENT
                                 BY AND BETWEEN
                                  BANYAN CORP.
                                      AND
                              DAVID E. WHITTEMORE

         Agreement made as of the day and year set forth in the date line on the last page hereof, by and between Banyan Corp., an Oregon corporation having its principal executive offices at Suite 500, 1925 Century Park East, Los Angeles, CA 90067 (hereinafter referred to as "Banyan Corp."), and David E. Whittemore, a natural person having his business office at 11836 Judd Ct. #348, Dallas, Texas 75243 (the "Marketing Consultant").

                              W I T N E S S E T H:

         W H E R E A S, Banyan is a publicly-traded corporation with Class A Common Stock, no par value (the "Class A Common Stock") traded on the NASDAQ Over-the-Counter Bulletin Board, a stock trading market, under the symbol BANY;

         W H E R E A S, Banyan, through its subsidiary, Chiropractic USA, Inc. ("Chiropractic USA"), is engaged in the business of franchising, acquiring and operating a chain of chiropractic clinics throughout North America;

         W H E R E A S, Chiropractic USA is a leader in the aforesaid business;

         W H E R E A S, Banyan desires to expand through the sale of additional franchises and the acquisition of chiropractic clinics, and believes that the involvement and participation of the Marketing Consultant in a direct marketing campaign will significantly aid in such expansion program; and,

         W H E R E A S, Marketing Consultant has the requisite knowledge, skill and ability in the areas of national marketing, business relations, business-to-business direct marketing, and information technology to make Banyan's expansion program a success and to meet the marketing objectives of this agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Engagement. Banyan hereby engages Marketing Consultant and Marketing Consultant hereby accepts such engagement upon the terms and conditions hereof.

         2. Direct Marketing Agent. Marketing Consultant will function as the direct marketing agent of Chiropractic USA throughout the United States. Marketing Consultant may not assign, delegate, or retain others to perform its duties hereunder; provided, however, that Marketing Consultant, without reducing its responsibility to Banyan, may out-source or contract for the performance of certain duties to persons that are competent and qualified to perform such duties and who shall be bound in writing to all of the provisions of paragraphs 5 and 8 of this agreement to the same extent as Marketing Consultant.
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         3. Licensed Marketing Consultant's Duties. Marketing Consultant agrees to diligently and conscientiously devote such time, attention and best efforts as may be necessary, proper and advisable to effectuate the purposes of this agreement and to the discharge of the duties attendant to the expansion program and direct marketing campaign. Marketing Consultant's duties include: acquiring, at Banyan's expense, a list or lists of licensed chiropractors and graduates of chiropractic studies, and other appropriate lists of leads for potential franchisees and affiliates for Chiropractic USA; designing and developing, with the advice and consent of Banyan, the necessary and proper materials for a successful direct marketing campaign, including, but not limited to, brochures, sales procedures and scripts; contacting, prospecting, and soliciting via direct mail, facsimile, e-mail or telephone a minimum of one thousand five hundred (1,500) new leads per week from the aforementioned lists and other appropriate sources; furnishing marketing materials and other relevant information to prospective franchisees and affiliates; following up as necessary on all indications of interest received in response to the direct marketing campaign; assisting Banyan in its due diligence on potential franchisees and affiliates; keeping Banyan fully informed of the foregoing activities; and, in general, cooperating with Banyan in connection with the foregoing activities. Marketing Consultant will pay all costs, disbursements and out of pocket expenses for the direct marketing campaign contemplated herein except as otherwise provided in this Agreement. In performing its duties, Marketing Consultant agrees to adhere to and to act in accordance with all applicable federal and state laws and the rules and regulations thereunder (including those relating to the sale of the Shares, insider trading, and telemarketing), the policies and procedures of Banyan in effect from time to time, all written and oral instructions received from an authorized officer or employee of Banyan, and high ethical standards.

         4. Compensation. Promptly upon execution of this agreement, Banyan shall pay Marketing Consultant a one-time nonrefundable fee of 1,428,571 shares of its Class A Common Stock, no par value (the "Shares") and file a Registration Statement on Form S-8, with the United States Securities and Exchange Commission (the "SEC") to cover the resale of the shares to the public. Promptly after the effective date of said Form S-8, a maximum of seven certificates evidencing the Shares shall be issued in the name of and delivered to Marketing Consultant without restrictive legend in such denominations as the Marketing Consultant shall designate. Banyan will bear the costs of the registration statement and issuance of the Shares. Marketing Consultant shall be solely responsible for federal and state personal income taxes arising from his compensation hereunder.

         5. Banyan Trade Secrets. Other than information known to the general public, all information relating to Banyan, Chiropractic USA, the expansion program, the direct marketing campaign, and the items set forth or mentioned in paragraph 3 hereof, whether or not set forth in tangible form, shall be treated as "Trade Secrets and Confidential Information." Marketing Consultant agrees not to use or to permit any other person to use any of the Trade Secrets and Confidential Information in any manner except for the purposes of this agreement. Marketing Consultant agrees to hold the "Trade Secrets and Confidential Information" in strict confidence, and not to disclose to any other person the Trade Secrets and Confidential Information, except to only those of Marketing Consultant's contractors, agents and employees in connection with the expansion program and direct marketing campaign who need to know such information, who shall be bound to all of the provisions of this agreement to the same extent as Marketing Consultant. Marketing Consultant agrees to take all other reasonable precautions to protect the Trade Secrets and Confidential Information from disclosure to any unauthorized third party and from any other use not authorized hereby. Upon termination of this agreement, Marketing Consultant agrees to return to Banyan all records of the Trade Secrets and Confidential Information, including all copies thereof (other than Marketing Consultant's accounting records). Marketing Consultant agrees to indemnify and hold harmless Banyan from and against any loss arising out of any breach this agreement caused or permitted by Marketing Consultant, and its contractors, agents and employees.

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         6. Other Proprietary Information. Unless otherwise provided herein,
Banyan and Marketing Consultant agree to keep in confidence and not disclose to others all knowledge, information and data furnished to either party by the other and claimed by such party to be proprietary or confidential information or trade secrets; provided, however, such knowledge, information and data is given in writing, or, if given orally, is reduced to writing within thirty days and such writing is marked to indicate the claims of ownership and/or secrecy. Neither party shall use, nor reproduce for use in any way, any proprietary or confidential information of the other except in furtherance of this agreement. Each party agrees to protect the proprietary and confidential information or trade secrets of the other with the same standard of care and procedures used by each to protect its own confidential and proprietary information or trade secrets of similar importance and using at least a reasonable degree of care.

         7. Restrictive Covenants. During the term of this agreement and for a period of three (3) years from the effective date of Marketing Consultant's resignation or termination, Marketing Consultant agrees not to offer or sell any of its services to any of Banyan's competitors or to any other natural person or corporation or other legal entity engaged in the business of chiropractic care, or to offer employment thereto or accept employment therefrom.

         8. Equitable Relief. The parties agree that the other party would suffer irreparable harm for which monetary damages would be inadequate and difficult to ascertain in the event of a breach of paragraphs 5, 6 or 7 including, but not limited to, the loss of potential franchisees and affiliates, the breach of confidentiality of records and information, and the breach of trust of customers. Therefore, each party consents to the application to any court having jurisdiction over the matter for the issuance of a temporary restraining order without notice or bond or a preliminary or permanent injunction by or from such court to protect the Trade Secrets and Confidential Information, to prohibit the breach of paragraphs 5, 6 or 7, and to maintain the status quo pending the outcome of any legal proceeding which may be initiated.

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

         9. Term; Resignation and Termination. The term of this agreement shall commence on the date hereof and continue for one year from the effective date of Banyan's Registration Statement on Form S-8 to be filed in connection herewith. Banyan may terminate Marketing Consultant for cause by giving written notice in the event Marketing Consultant materially breaches or defaults in any of its duties, covenants or agreements as set forth herein, including a breach or default resulting from the death or disability of Marketing Consultant. Either party may terminate this agreement by giving written notice upon the liquidation, bankruptcy or insolvency of the other party, an assignment for the benefit of creditors for the other party or composition of substantially all of its debts, or the appointment of a trustee or receiver for the business, property or affairs of the other party.

         10. Relationship of Parties. Banyan and Marketing Consultant are acting only as independent contractors and will not be considered or be deemed to be an employee, joint venturer or partner of the other party. This agreement does not create or intend to create any other similar relationship between Banyan and Marketing Consultant not specifically provided herein.

         11. Force Majeure. Each party will be excused from performance under this agreement for any period, and the time of any performance will be extended to the extent reasonably necessary under the circumstances, if such party is prevented from performing, in whole or in part, its obligations under this agreement, as a result of acts or omissions by the other party or any act of God or any governmental authority or any outbreak or escalation of hostilities, war, civil disturbance, court order, labor dispute, third party nonperformance or any other cause beyond its reasonable control, including, without limitation, failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines or other equipment. Such nonperformance on the part or either party will not be made a ground for Marketing Consultant's resignation or termination; provided, however, that the party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

         12. Notices. All written notices provided for hereunder shall be sent by first class mail addressed to the parties at the addresses set forth in the first paragraph of this Agreement. Notice shall be deemed to be given on the postmark date. Either party may change its address for notices by giving notice to the other party as provided herein.

         13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives.

         14. Waiver. Unless otherwise provided herein, no waiver by either party of a breach of any provision hereof shall be deemed a waiver of any subsequent breach of any provision hereof. No failure by either party to assert any right provided herein shall be deemed a waiver of the right of such party to subsequently assert any right provided for herein.


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

         15. Severability. The invalidity or unenforceability of any provision hereof shall not effect the validity or enforceability of any other provision hereof, which shall be construed in such event as if such invalid or unenforceable provision was omitted.

         16. Attorney Fees. In the event of any litigation arising from this agreement, the parties agree that the court shall award to the prevailing party all reasonably necessary costs and expenses, including reasonable attorney fees.

         17. Governing Law; Venue. This agreement shall be governed by and construed in accordance with the laws of Colorado. Jurisdiction and venue in either the District Court for the City and County of Denver or the United States District Court for the District of Colorado is consented to by the parties.

         18. Entire Agreement; Amendment. This document states the entire agreement and understanding of the parties and supersedes all prior agreements and understandings. This Agreement may be amended only in writing, signed by the parties hereto.

         19. Counterparts. This agreement may be executed separately in facsimile counterparts, each of which shall be construed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have signed this agreement the day and year set forth below.

                                  MARKETING CONSULTANT

                                  /s/ David E. Whittemore
                                  ----------------------------
                                  David  E. Whittemore

DATED:   August 26, 2003

                                  BANYAN CORP.

                               By /s/ Michael Gelmon
                                  ----------------------------
DATED:   August 26, 2003          Michael Gelmon